Aug. 16, 2021

Contact:
Media Relations
(206) 304-0008
newsroom@alaskaair.com

Alaska Airlines continues fleet optimization with 12 additional Boeing 737-9 aircraft
Options exercised for deliveries in 2023 and 2024 further
enhance airline’s financial and sustainability outlook
SEATTLE — Alaska Airlines announced today it is accelerating its fleet growth by exercising options early on 12 Boeing 737-9 aircraft. The option aircraft are now firm commitments for 2023 and 2024. This additional commitment brings Alaska’s total firm 737-9 order to 93 aircraft, five of which are currently in service.

Alaska announced a restructured agreement with Boeing in December 2020 to acquire 68 737-9 aircraft between 2021 to 2024, with options for another 52 deliveries between 2023 and 2026. This year, the airline has exercised 25 of the options, including 13 planes in May. As part of this transaction, Alaska will add 25 options to backfill the ones that have been exercised.

“We are excited to accelerate Alaska’s growth, building on our solid financial foundation that enabled us to weather the pandemic,” said Nat Pieper, Alaska Airlines senior vice president of fleet, finance and alliances. “These aircraft are a prudent, long-term investment in our business that we can make while simultaneously maintaining our strong balance sheet.”

Deliveries	2021	2022	2023	2024	TOTAL
Original Firm Order	12	31	13	12	68
May Option Exercise	-	-	9	4	13
August Option Exercise	-	-	10	2	12
TOTAL	12	31	32	18	93

“Boeing continues to be a terrific partner for Alaska. We began flying our first 737-9s this past spring, and we’re extremely pleased with the operational, financial and environmental performance of the aircraft,” said Pieper. “The planes are exceeding our expectations – from how quiet the engines run to the greater range they provide – and our guests love them.”

Alaska’s 737-9s are configured to carry 178 guests with 16 First Class seats and 24 Premium Class seats, which provide the most premium legroom of any other U.S. airline.

As more travelers take to the skies, Alaska remains committed to Next-Level Care for our guests and employees by implementing more than 100 ways to maintain the highest standard of safety – from clean planes to clean air in the cabin (with hospital-grade air filtration systems). For everyone’s safety on board, Alaska continues to enforce the federally mandated mask policy, even for those who are fully vaccinated.

On board, our guests will enjoy the amazing customer service we’re known for. We’ve recently expanded food and beverage service on our flights, adding more West Coast inspired meals in First Class like Guajillo Chile-Lime Salad with ancient grains, and additional fresh food items throughout the cabin that can be pre-ordered before departure up to two weeks before departure. Guests can relax and get in a vacation state-of-mind with free craft beer, West Coast wines and cocktails in First Class and Premium Class, which are also available for purchase in the main cabin.

Guests can stay connected with inflight internet or satellite Wi-Fi available on most flights. For entertainment, kick back and select from more than 1,000 movies and TV shows that can be streamed to your own personal service for free. From mid-September through mid-October, we’ll be celebrating Latinx content and creators with special entertainment selections.

Alaska is the newest member of the oneworld global alliance. With oneworld and our additional airline partners, guests can fly to as many as 1,000 destinations around the world. Flyers can also earn and redeem miles with our highly-acclaimed Mileage Plan program to fly on more than 20 oneworld and airline partners.

About Alaska Airlines
Alaska Airlines and its regional partners serve more than 120 destinations across the United States and to Mexico, Canada and Costa Rica. The airline emphasizes Next-Level Care for its guests, along with providing low fares, award-winning customer service and sustainability efforts. Alaska is a member of oneworld. With the global alliance and the airline's additional partners, guests can travel to more than 1,000 destinations on more than 20 airlines while earning and redeeming miles on flights to locations around the world. Learn more about our climate impact goals at blog.alaskaair.com. Read about Alaska Airlines at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).